Exhibit 5.1

[                ] 2013

FleetMatics Group Public Limited Company

Block C

Cookstown Court

Belgard Road

Tallaght

Dublin 24

Ireland

Re:	FleetMatics Group Public Limited Company

Dear Sirs

We have acted as counsel for FleetMatics Group Public Limited Company, an Irish public limited company (the “Company”), in connection with the sale by certain shareholders of the Company of ordinary shares in its capital, par value €0.015 per share (the “Offered Shares”), pursuant to the Company’s Registration Statement on Form F-1 (file No. [    ]), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on [                ], 2013, as amended and supplemented, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”) (referred to in this opinion letter as the “Earlier Registration Statement” and the prospectus included in it, as filed pursuant to Rule 424(b) under the Securities Act, is referred to in this opinion letter as the “Prospectus”) and the Company’s Registration Statement filed pursuant to Rule 462(b) of the Securities Act, relating to such Earlier Registration Statement on today’s date (the “462(b) Registration Statement” and together with the Earlier Registration Statement, the “Registration Statement”).

The above described transactions are referred to in this letter as the “Transactions”.

All references to “Ireland” in this letter are to the Republic of Ireland and exclude Northern Ireland.

We have reviewed the documents listed in Exhibit A to this opinion letter (the “Documents”).

Other than as set out in paragraph 2 below, we express no opinion on any taxation matters.

The opinions set out in this letter relate only to the laws of Ireland which are in force on the date of this letter. Accordingly, we express no opinion with regard to any laws other than the laws of Ireland as applied by the Irish courts as at the date of this letter. Without prejudice to the generality of the foregoing, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or with respect to (i) U.S. state securities or “Blue Sky” laws or (ii) U.S. state or federal antifraud laws. This letter is governed by, and will be construed in accordance with, the laws of Ireland as at the date hereof.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Ireland, which would or might affect our opinion as stated herein.

This letter is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

1	Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the additional assumptions set out below, we are of the opinion that the Offered Shares, as referred to in the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company, have been validly created and are legally issued, fully paid and are not subject to calls for any additional payments (“non-assessable”).

2	Tax Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the additional assumptions set out below, the statements in the Prospectus under the caption “Taxation – Taxation in Ireland”, insofar as such statements constitute matters of law or legal conclusions, constitute the opinion of Maples and Calder as at the date hereof as to the material Irish tax issues of the ownership and disposition of the Offered Shares.

3	Assumptions

In giving this letter we have relied (without further verification) upon the completeness and accuracy of the Documents. We have also relied upon the following assumptions, which we have not independently verified:

3.1	that copy documents, conformed copies or drafts of documents provided to us and comprised in the Documents are true and complete copies of, or in the final forms of, the originals;

3.2	that all signatures, initials and seals are genuine;

3.3	that the memorandum and articles of association of the Company are correct and up to date;

3.4	the truth, accuracy and completeness of each of the statements of matters of fact contained in the Documents;

3.5	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transactions or in any way bear upon or are inconsistent with the opinions set out in this letter;

3.6	we have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters and the accuracy of the registers and corporate records of the Company;

3.7	that, on allotment and issuance by the Company of each Offered Share, the Company received consideration in money or money’s worth for each Offered Share, such worth in any event not being less than the stated par or nominal value of each Offered Share;

3.8	the Registration Statement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than the laws of Ireland);

3.9	the lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the Company, its officers, directors, employees, agents and advisers (excluding Maples and Calder);

3.10	that the Company has entered into the Transactions in good faith, for its legitimate business purposes, for good consideration and that it derives commercial benefit from the Transactions commensurate with the risks undertaken by it in the Transactions;

3.11	that the representations and warranties of the Company in the underwriting agreement to be entered into between the Company and the underwriters listed in Schedule A to it in connection with the Transactions (the “Underwriting Agreement”) are true and accurate;

3.12	that the proceedings described in the minutes of the meetings of the board of directors of the Company dated 18 September 2012 were duly conducted as so described, each of the meetings referred to therein was duly constituted and convened, those present at those meetings acted in good faith and each of the resolutions passed at that meeting was duly adopted, and has not been revoked or varied and remains in full force and effect as confirmed by the Corporate Certificate (as defined in Exhibit A);

3.13	that the written resolutions of (i) the board of directors of the Company dated [ ] 2013, (ii) the board of directors of the Company dated 29 January 2013, (iii) a committee of the board of directors of the Company dated 21 September 2012 and 4 October 2012 and (iv) a committee of the board of directors of the Company’s subsidiary, FleetMatics Group Limited were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.14	that the written resolutions of the shareholders of the Company dated 21 September 2012 were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.15	that, to the extent that the Company has issued or will issue any shares in its capital fully paid by way of capitalisation of reserves, it had or will have at the time of any such issue, adequate reserves in order to make such issue;

3.16	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Transactions:

(a)	have been made, done or obtained, as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period); and

3.17	there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

This opinion is given solely for your benefit and may not be relied upon by any other person without our prior written consent provided however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus under the heading “Legal Matters”.

Yours faithfully

Maples and Calder

Exhibit A

Documents

1	Registration Statement

2	Prospectus

3	Underwriting Agreement

(all as defined in this letter)

4	Minutes of the meetings of the board of directors of the Company dated 18 September 2012

5	Written resolutions of the board of directors of the Company 29 January 2013 and [ ] 2013

6	Written resolutions of a committee of the board of directors of the Company dated 21 September 2012 and 4 October 2012

7	Written resolutions of a committee of the board of directors of the Company’s subsidiary, FleetMatics Group Limited, dated 21 September 2012

8	Written resolutions of the shareholders of the Company dated 21 September 2012

9	Memorandum and articles of association of the Company as at [ ] 2013

10	Corporate Certificate of general counsel to the Company dated 30 January 2013 (“Corporate Certificate”)

11	Shareholder list of the Company provided by the Company’s transfer agent and registrar as at [ ] 2013

12	Such other documents as we have deemed necessary to render the opinions set out in this letter.

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